Exhibit 4.6

ANADARKO PETROLEUM CORPORATION

2008 DIRECTOR COMPENSATION PLAN

Effective as of May 20, 2008

TABLE OF CONTENTS

SECTION 1	PURPOSE	1
1.1	Purpose	1
SECTION 2	DEFINITIONS	1
2.1	Award	1
2.2	Award Agreement	1
2.3	Beneficiary	1
2.4	Board	2
2.5	Cash Deferral	2
2.6	Change in Capitalization	2
2.7	Change of Control	2
2.8	Code	4
2.9	Committee	4
2.10	Common Stock	4
2.11	Company Stock Deferral	4
2.12	Company	4
2.13	Compensation	4
2.14	Conversion Premium	4
2.15	Effective Date	4
2.16	Eligible Director	4
2.17	Exchange Act	5
2.18	Fair Market Value	5
2.19	Full Value Award	5
2.20	Memorandum Deferred Account	5
2.21	Option Price	5
2.22	Other Stock-Based Award	5
2.23	Participant	5
2.24	Payment Date	5
2.25	Permanent Disability	5
2.26	Permitted Transferee	6
2.27	Plan	6
2.28	Plan Quarter	6
2.29	Purchase Price	6
2.30	Restricted Stock	6
2.31	Restricted Stock Units	6
2.32	Restriction Period	6
2.33	Rule 16b-3	6
2.34	Section 409A	6
2.35	Stock Appreciation Right	6
2.36	Stock Option	6
SECTION 3	ADMINISTRATION	7
3.1	Committee	7
3.2	Indemnification of Committee	7
SECTION 4	PARTICIPATION	7
4.1	Participants	7
SECTION 5	SHARES AVAILABLE FOR THE PLAN	8
5.1	Maximum Number of Shares	8
5.2	Adjustment in Authorized Shares	8

i

SECTION 6	STOCK OPTIONS	9
6.1	Grant of Stock Options	9
6.2	Terms of Stock Options	9
SECTION 7	STOCK APPRECIATION RIGHTS	12
7.1	Grant of Stock Appreciation Rights	12
7.2	Exercise of Stock Appreciation Rights	13
7.3	Special Provisions Applicable to Stock Appreciation Rights	13
7.4	No Repricing	13
SECTION 8	RESTRICTED STOCK	14
8.1	Grant of Restricted Stock	14
8.2	Restriction Period	14
8.3	Voting Rights; Dividends and Other Distributions	14
8.4	Issuance of Shares; Settlement of Awards	14
SECTION 9	RESTRICTED STOCK UNITS	15
9.1	Grant of Restricted Stock Units	15
9.2	Restriction Period	15
9.3	Other Restrictions	15
9.4	Dividend Equivalents	15
9.5	Issuance of Shares; Settlement of Awards	16
SECTION 10	OTHER STOCK-BASED AWARDS	16
SECTION 11	COMPENSATION	16
11.1	Amount of Compensation	16
11.2	Compensation Election	16
SECTION 12	DEFERRED COMPENSATION	17
12.1	Deferred Cash	17
12.2	Deferred Common Stock	17
12.3	Memorandum Deferred Account	18
SECTION 13	CESSATION OF SERVICE	18
SECTION 14	EFFECT OF A CHANGE OF CONTROL	19
SECTION 15	PAYMENT OF DEFERRED COMPENSATION	19
15.1	Payment of Deferred Cash	19
15.2	Payment of Deferred Common Stock	20
15.3	Acceleration of Payment of Deferred Cash and Deferred Common Stock	20
SECTION 16	GENERAL PROVISIONS	21
16.1	Issuance of Common Stock	21
16.2	Unfunded Obligation	22
16.3	Beneficiary	22
16.4	Permanent Disability	22
16.5	Incapacity of Participant or Beneficiary	23
16.6	Nonassignment	23
16.7	Termination and Amendment	23
16.8	Applicable Law	24
16.9	Effective Date and Term of the Plan	24
16.10	Compliance With Section 16(b) of the Exchange Act	24
16.11	Section 409A	24
ii

ANADARKO PETROLEUM CORPORATION

2008 DIRECTOR COMPENSATION PLAN

SECTION 1
PURPOSE

1.1 Purpose

The purpose of the Anadarko Petroleum Corporation 2008 Director Compensation Plan (the “Plan”) is to provide a compensation program for non-employee Directors of Anadarko Petroleum Corporation (the “Company”) that will attract and retain experienced and knowledgeable non-employees to serve as members of the Company’s Board of Directors. The Plan provides for (i) the payment of an annual retainer, meeting fees (if any), committee assignment fees (if any), and other Board of Director retainer fees in the form of cash, deferred cash, Common Stock, or deferred shares of Common Stock or any combination of the foregoing; and (ii) the award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.

SECTION 2
DEFINITIONS

Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

2.1 Award

Any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or any Other Stock-Based Award, in each case payable in cash or in shares of Common Stock as may be designated by the Committee.

2.2 Award Agreement

The written agreement setting forth the terms and conditions applicable to an Award granted under the Plan (which, in the discretion of the Committee, need not be countersigned by a Participant). The Committee may, in its discretion, provide for the use of electronic, internet or other non-paper Award Agreements.

2.3 Beneficiary

The person or persons designated by a Participant pursuant to Section 16.3 of this Plan to whom payments (either in cash or shares of Common Stock) are to be paid pursuant to the terms of this Plan in the event of the Participant’s death.

2.4 Board

The Board of Directors of the Company.

2.5 Cash Deferral

Any Compensation deferred by a Participant in the form of cash.

2.6 Change in Capitalization

Any increase or reduction in the number of shares of Common Stock, any change (including, without limitation, in the case of a spin-off, dividend or other distribution in respect of shares, a change in value) in the shares of Common Stock or any exchange of shares of Common Stock for a different number or kind of shares of Common Stock or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.7 Change of Control

The occurrence of any of the following after the Effective Date:

a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of this Section 2.7(c); or

(b) individuals who, as of the Effective Date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) a Change of Control would accelerate the timing of payment thereunder, the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.

2.8 Code

The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the U.S. Treasury adopted pursuant to the Code.

2.9 Committee

A committee consisting of two or more Eligible Directors, as designated by the Board. In the absence of a specific Board designation to the contrary, the committee shall consist of the same members of the Board’s Compensation and Benefits Committee.

2.10 Common Stock

The Common Stock of the Company, $0.10 par value per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.

2.11 Common Stock Deferral

Any Compensation deferred by a Participant in the form of Common Stock.

2.12 Company

As defined in Section 1.

2.13 Compensation

The cash value of a Participant’s annual retainer, meeting fees (if any), committee assignment fees (if any) and other Board retainer fees related to a Participant’s service on the Board.

2.14 Conversion Premium

As defined in Section 12.2(a).

2.15 Effective Date

The effective date of the Plan is May 20, 2008, the date on which it was approved by the stockholders of the Company.

2.16 Eligible Director

Each member of the Board, who is not an employee of the Company or any of its subsidiaries.

2.17 Exchange Act

The Securities and Exchange Act of 1934, as amended, and rules promulgated thereunder.

2.18 Fair Market Value

As of any given date, the closing sales price at which Common Stock is sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal or any other comparable service the Committee may determine is reliable for such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Committee in such a manner as it deems appropriate, consistent with the requirements of Section 409A.

2.19 Full Value Award

An Award other than of Stock Options or Stock Appreciation Rights, which is settled by the issuance of Common Stock.

2.20 Memorandum Deferred Account

As defined in Section 12.3.

2.21 Option Price

The price per share of Common Stock at which a Stock Option is exercisable.

2.22 Other Stock-Based Award

As defined in Section 10.

2.23 Participant

Each Eligible Director of the Board to whom Awards are granted or Compensation is paid under the Plan.

2.24 Payment Date

As defined in Section 11.1.

2.25 Permanent Disability

As defined in Section 16.4.

2.26 Permitted Transferee

As defined in Section 6.2(f).

2.27 Plan

As defined in Section 1.

2.28 Plan Quarter

Each calendar quarter.

2.29 Purchase Price

As defined in Section 6.2(d).

2.30 Restricted Stock

Common Stock granted under the Plan that is subject to the requirements of Section 8 and such other restrictions as the Board or the Committee deems appropriate.

2.31 Restricted Stock Units

An award granted under the Plan representing a right to receive a payment (either in cash or Common Stock) equal to the value of a share of Common Stock.

2.32 Restriction Period

As defined in Sections 8.2 and 9.2.

2.33 Rule 16b-3

Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

2.34 Section 409A

Section 409A of the Code, and regulations promulgated thereunder.

2.35 Stock Appreciation Right

Any right granted under Section 7.

2.36 Stock Option

A stock option which is not intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code.

SECTION 3
ADMINISTRATION

3.1 Committee

Subject to Section 16.7, the Plan shall be administered by the Committee. The Committee shall interpret the Plan, shall prescribe, amend and rescind rules relating to it from time to time as it deems proper and in the best interests of the Company, and shall take any other action necessary for the administration of the Plan. Any decision or interpretation adopted by the Committee shall be final and conclusive and shall be binding upon all Participants. The Committee may rely on officers, employees or other agents of the Company to handle the day-to-day administrative matters of the Plan.

3.2 Indemnification of Committee

Each member of the Committee, while serving as such, shall be entitled, in good faith, to rely or act upon any advice of the Company’s independent auditors, counsel or consultants hired by the Committee, or other agents assisting in the administration of the Plan. The Committee and any officers or employees of the Company acting at the direction or on behalf of the Company shall not be personally liable for any action or determination taken or made, or not taken or made, in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected under the Company’s restated certificate of incorporation or by-laws with respect to any such action or determination.

SECTION 4
PARTICIPATION

4.1 Participants

Each person who is an Eligible Director of the Company on the Effective Date of the Plan shall become a Participant in the Plan on the Effective Date. Thereafter, each Eligible Director of the Company shall become a Participant immediately upon election to the Board.

SECTION 5
SHARES AVAILABLE FOR THE PLAN

5.1 Maximum Number of Shares

(a) Share Authorization

Subject to adjustment as provided in Section 5.2, the maximum number of shares of Common Stock available for grant to Participants under this Plan on or after the Effective Date shall be 1,500,000 shares.

(b) Limit on Full Value Awards — Flexible Share Pool

To the extent that a share of Common Stock is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the share authorization by 2.27 shares of Common Stock; and to the extent that a share of Common Stock is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the share authorization by one (1) share of Common Stock.

(c) Share Usage

Shares of Common Stock covered by an Award shall only be counted as used to the extent they are actually issued. Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock, are settled in cash in lieu of shares of Common Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for Awards not involving shares of Common Stock, shall be available again for grant under this Plan. However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of shares of Common Stock shall be counted against the number of shares of Common Stock available for award under the Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Stock Appreciation Rights. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on an Award issued under the Plan, shares of Common Stock tendered to pay the exercise price of an Award under the Plan, and shares of Common Stock repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares of Common Stock or treasury shares of Common Stock.

5.2 Adjustment in Authorized Shares

In the event of recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or shares of the Company or similar event, the Board shall make such adjustments, if any, as it determines are appropriate and equitable to (i) the number of shares authorized for issuance under the Plan, (ii) the number of shares allocated under the Common Stock Deferral, and (iii) the number of shares of Common Stock which is subject to outstanding Awards granted under the Plan and the Option Price, if applicable. In the case of an “equity restructuring” (within the meaning of the Financial Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), the Board shall make an equitable or appropriate adjustment to outstanding Awards to reflect such equity restructuring. Any such adjustment shall be final, binding and conclusive on all persons claiming any right or interest under the Plan. No adjustments made under this Section 5 shall be made if such adjustment would result in adverse taxation to the Participant under Section 409A.

SECTION 6
STOCK OPTIONS

6.1 Grant of Stock Options

(a) Stock Options may be granted to Eligible Directors in such number, and at such times during the term of the Plan as the Committee may determine, and as evidenced by an Award Agreement. The granting of a Stock Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such a Stock Option to a particular Participant on a particular date for which the Fair Market Value shall be used for the Option Price.

6.2 Terms of Stock Options

All Stock Options under the Plan shall be granted subject to the following terms and conditions, as specifically set out in the Award Agreement:

(a) Option Price

The Option Price shall be determined by the Committee in any reasonable manner, but shall not be less than the Fair Market Value of the Common Stock on the date the Stock Option is granted, except in the case of Stock Options that are granted in assumption of, or in substitution for, outstanding Awards previously granted by (i) a company acquired by the Company or a subsidiary, or (ii) a company with which the Company or a subsidiary combines.

(b) Duration of Stock Options

Stock Options shall be exercisable at such time and under such conditions as set forth in the Award Agreement, but in no event shall any Stock Option be exercisable later than the tenth (10th) anniversary of the date of its grant.

(c) Exercise of Stock Options

Shares of Common Stock covered by a Stock Option may be purchased at one time or in such installments over the term of the Stock Option, as may be provided in the Award Agreement. Any shares not purchased on an applicable installment date may be purchased thereafter at any time prior to the expiration of the Stock Option in accordance with its terms. To the extent that the right to purchase shares has accrued thereunder, Stock Options may be exercised from time to time by written notice to the Company setting forth the number of shares with respect to which the Stock Option is being exercised.

(d) Payment

The Purchase Price of shares purchased under Stock Options shall be paid in full to the Company upon the exercise of the Stock Option by delivery of consideration equal to the product of the Option Price and the number of shares of Common Stock purchased (the “Purchase Price”). Such consideration may be either (i) in cash or (ii) at the discretion of the Committee, in Common Stock (by either actual delivery of Common Stock or by attestation presenting satisfactory proof of beneficial ownership of such Common Stock) already owned by the Participant, or any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day of exercise. The Committee can determine that additional forms of payment will be permitted. To the extent permitted by the Committee and applicable laws and regulations (including, without limitation, federal tax and securities laws, regulations and state corporate law), an option may also be exercised in a “cashless” exercise by delivery of a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company to promptly deliver to the Company sufficient proceeds to pay the Purchase Price. A Participant shall have none of the rights of a stockholder until the shares of Common Stock are issued to the Participant.

The Committee may permit a Participant to pay all or a portion of the Purchase Price by having shares of Common Stock with a Fair Market Value equal to all or a portion of the Purchase Price be withheld from the shares issuable to the Participant upon the exercise of the Stock Option. The Fair Market Value of such Common Stock as is withheld shall be determined as of the same day as the exercise of the Stock Option.

(e) Restrictions

The Committee shall determine and reflect in the Award Agreement, with respect to each Stock Option, the nature and extent of the restrictions, if any, to be imposed on the shares of Common Stock which may be purchased thereunder, including, without limitation, restrictions on the transferability of such shares acquired through the exercise of such Stock Options for such periods as the Committee may determine and, further, that in the event of a Participant’s cessation from service as a member of the Board during the time period in which such Common Stock is nontransferable, the Participant shall be required to sell such Common Stock back to the Company at such prices as the Committee may specify. In addition, to the extent permitted by applicable laws and regulations, the Committee may require that a Participant who wants to effectuate a “cashless” exercise of Stock Options be required to sell the shares of Common Stock acquired in the associated exercise to the Company, or in the open market through the use of a broker selected by the Company, at such price and on such terms as the Committee may determine at the time of grant, or otherwise. Without limiting the foregoing, the Committee may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares issued as a result of the exercise of a Stock Option, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(f) Transferability of Stock Options

Notwithstanding Section 16.6, and only as provided by the Committee, Stock Options may be transferred to a Participant’s immediate family members, directly or indirectly or by means of a trust, corporate entity or partnership (a person who thus acquires Stock Options by such transfer, a “Permitted Transferee”). A transfer of a Stock Option may only be effected by the Company at the request of the Participant and shall become effective upon the Permitted Transferee agreeing to such terms as the Committee may require and only when recorded in the Company’s record of outstanding Stock Options. In the event a Stock Option is transferred as contemplated hereby, the Stock Option may not be subsequently transferred by the Permitted Transferee except a transfer back to the Participant or by will or the laws of descent and distribution. A transferred Stock Option may be exercised by a Permitted Transferee to the same extent as, and subject to the same terms and conditions as, the Participant (except as otherwise provided herein), as if no transfer had taken place. As used herein, “immediate family member” shall mean, with respect to any person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and shall include adoptive relationships. In the event of exercise of a transferred Stock Option by a Permitted Transferee, any amounts due to (or to be withheld by) the Company upon exercise of the option shall be delivered by (or withheld from amounts due to) the Participant, the Participant’s estate or the Permitted Transferee, in the reasonable discretion of the Company.

In addition, to the extent permitted by applicable law and Rule 16b-3, and notwithstanding Section 16.6, the Committee may permit a recipient of a Stock Option to designate in writing during the Participant’s lifetime a Beneficiary to receive and exercise the Participant’s Stock Options in the event of such Participant’s death.

(g) Purchase for Investment

The Committee shall have the right to require that each Participant or other person who shall exercise a Stock Option under the Plan, and each person into whose name shares of Common Stock shall be issued pursuant to the exercise of a Stock Option, represent and agree that any and all shares of Common Stock purchased pursuant to such Stock Option are being purchased for investment only and not with a view to the distribution or resale thereof and that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth in the Stock Option or by the Committee. This Section 6.2(g) shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of shares of Common Stock as to which Stock Options may from time to time be granted as contemplated in Section 16.

(h) No Repricing

Except in connection with a Change in Capitalization or approval of the Company’s stockholders, the Option Price shall not be reduced to less than the Fair Market Value on the date such Stock Options were granted.

SECTION 7
STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights

Stock Appreciation Rights may be granted to Eligible Directors in such number, and at such times during the term of the Plan as the Committee shall determine, and as evidenced by the Award Agreement. The Committee may grant a Stock Appreciation Right or provide for the grant of a Stock Appreciation Right, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events. The granting of a Stock Appreciation Right shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such a Stock Appreciation Right to a particular Participant at a particular price. A Stock Appreciation Right may be granted freestanding or in tandem or in combination with any other Award under the Plan.

7.2 Exercise of Stock Appreciation Rights

A Stock Appreciation Right may be exercised upon such terms and conditions and for such term as the Committee shall determine; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the date of its grant. Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive Common Stock with an aggregate Fair Market Value determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the price determined by the Committee on the date of grant (which price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, except in the case of Stock Appreciation Rights that are granted in assumption of, or in substitution for, outstanding awards previously granted by (x) a company acquired by the Company or a subsidiary, or (y) a company with which the Company or a subsidiary combines) multiplied by (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. The value of any fractional shares shall be paid in cash.

7.3 Special Provisions Applicable to Stock Appreciation Rights

Stock Appreciation Rights are subject to the following restrictions:

(a) A Stock Appreciation Right granted in tandem with any other Award under the Plan shall be exercisable at such time or times as the Award to which it relates shall be exercisable, or at such other times as the Committee may determine.

(b) The right of a Participant to exercise a Stock Appreciation Right granted in tandem with any other Award under the Plan shall be canceled if and to the extent the related Award is exercised or canceled. To the extent that a Stock Appreciation Right is exercised, the related Award shall be deemed to have been surrendered unexercised and canceled.

(c) A holder of Stock Appreciation Rights shall have none of the rights of a stockholder until the Common Stock, if any, is issued to such holder pursuant to such holder’s exercise of such rights.

(d) The acquisition of Common Stock pursuant to the exercise of a Stock Appreciation Right shall be subject to the same restrictions as would apply to the acquisition of Common Stock acquired upon exercise of a Stock Option, as set forth in Section 6.2.

7.4 No Repricing

Except in connection with a Change in Capitalization or approval of the Company’s stockholders, the price at which Stock Appreciation Rights may be exercised shall not be reduced to less than the Fair Market Value on the date such Stock Appreciation Rights were granted.

SECTION 8
RESTRICTED STOCK

8.1 Grant of Restricted Stock

Restricted Stock may be granted to Participants in such number and at such times during the term of the Plan as the Committee shall determine and as evidenced by an Award Agreement. The granting of Restricted Stock shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Restricted Stock to a particular Participant.

8.2 Restriction Period

Except as otherwise provided in this Plan, determined by the Committee or specified in the Award Agreement, Restricted Stock shall be subject to a time vesting period of no less than one (1) year from the date of grant (the “Restriction Period”). During the Restriction Period, the Restricted Stock is subject to Section 16.6. During the Restriction Period, the Committee shall evidence the restrictions on the shares of Restricted Stock in such a manner as it determines is appropriate (including, without limitation, (i) by means of appropriate legends on shares of Restricted Stock that have been certificated and (ii) by means of appropriate stop-transfer orders on shares of Restricted Stock credited to book-entry accounts).

8.3 Voting Rights; Dividends and Other Distributions

A Participant receiving a grant of Restricted Stock shall be recorded as a stockholder of the Company. Each Participant who receives a grant of Restricted Stock shall have all the rights of a stockholder with respect to such shares (except as provided in the restrictions on transferability), including the right to vote the shares and receive dividends and other distributions paid with respect to the underlying shares of Restricted Stock; provided, however, that no Participant awarded Restricted Stock shall have any right as a stockholder with respect to any shares subject to the Participant’s Restricted Stock grant prior to the date of issuance to the Participant of a certificate or certificates, or the establishment of a book-entry account, for such shares.

8.4 Issuance of Shares; Settlement of Awards

When the restrictions imposed by Section 8.2 expire or otherwise lapse with respect to one or more shares of Restricted Stock, the Company shall deliver to the Participant one (1) share of Common Stock in satisfaction of each share of Restricted Stock, which shares so delivered shall not contain any legend. Such delivery of shares may be in the form of either a physical stock certificate or certificates or the establishment of a book-entry account on behalf of such Participant. Any fractional shares subject to such Restricted Stock shall be paid to the Participant in cash.

SECTION 9
RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units

Restricted Stock Units may be granted to Participants in such number and at such times during the term of the Plan as the Committee shall determine and as evidenced by an Award Agreement. The granting of Restricted Stock Units shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Restricted Stock Units to a particular Participant.

9.2 Restriction Period

Except as otherwise provided in this Plan, determined by the Committee or specified in the Award Agreement, Restricted Stock Units shall be subject to a time vesting period of no less than one (1) year from the date of grant (the “Restriction Period”). During the Restriction Period, the Restricted Stock Units are subject to Section 16.6.

9.3 Other Restrictions

The Committee may impose such other restrictions on Restricted Stock Units granted pursuant to the Plan as it deems necessary or appropriate. A Participant receiving a grant of Restricted Stock Units shall not be recorded as a stockholder of the Company and shall not acquire any rights of a stockholder unless or until the Participant is issued shares of Common Stock in settlement of such Restricted Stock Units.

9.4 Dividend Equivalents

The Board or the Committee may provide that Restricted Stock Units awarded under the Plan shall be entitled to an amount per Restricted Stock Unit equal in value to the cash dividend, if any, paid per share of Common Stock on issued and outstanding shares, on the dividend payment dates occurring during the period between the date on which the Restricted Stock Units are granted to the Participant and the date on which such Restricted Stock Units are settled, cancelled, forfeited, waived, surrendered or terminated under the Plan. Such paid amounts called “dividend equivalents” shall be (i) paid in cash or Common Stock or (ii) credited to the Participant as additional Restricted Stock Units, or any combination thereof, as the Board or the Committee, as appropriate, shall determine. A Restricted Stock Unit credited to a Participant as a dividend equivalent shall vest and be settled at such time as the Restricted Stock Unit to which it relates vests and is settled.

9.5 Issuance of Shares; Settlement of Awards

When the restrictions imposed by Sections 9.2 and 9.3 expire or otherwise lapse with respect to one or more Restricted Stock Units, Restricted Stock Units shall be settled (i) in cash or (ii) by the delivery to the Participant of the number of shares of Common Stock equal to the number of the Participant’s Restricted Stock Units that are vested, or any combination thereof, as set forth in the Award Agreement. Any fractional shares subject to such Restricted Stock Units shall be paid to the Participant in cash.

SECTION 10
OTHER STOCK-BASED AWARDS

The Board or Committee is hereby authorized to grant to an Eligible Director an “Other Stock-Based Award”, which shall consist of a right (i) which is not an Award or right described in Sections 6, 7, 8 or 9 and (ii) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including without limitation, securities convertible into Common Stock), as are deemed by the Board or Committee to be consistent with the purposes of the Plan; provided, that any such rights must comply, with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Board or Committee shall determine the terms and conditions of any such Other Stock-Based Award, including but not limited to dividend equivalents.

SECTION 11
COMPENSATION

11.1 Amount of Compensation

Each Participant’s Compensation shall be determined by the Committee and shall be paid, unless deferred pursuant to Section 12, within thirty (30) day after the end of each Plan Quarter in which it is earned (the “Payment Date”). The Committee, if necessary, may determine prior to the beginning of the applicable Plan Quarter for which Compensation is to be paid whether payment of Compensation shall be made at a date later than the Payment Date.

11.2 Compensation Election

(a) By December 31 of a calendar year, or at such later time as may be provided by Section 409A, each Participant may elect to receive his or her Compensation for the following year in the form of cash, deferred cash, Common Stock, deferred Common Stock or any combination of the foregoing, by submitting a written notice to the Company in the manner prescribed by the Committee. In the case of a newly-elected Eligible Director, such election may be made within thirty (30) days of the Director’s election to the Board with respect to Compensation for services performed during the portion of the applicable calendar year that is subsequent to the election. Any combination of the alternatives may be elected, provided the aggregate of the alternatives elected may not exceed one hundred percent (100%) of the Participant’s Compensation, except as provided in Section 12.2(a). Unless otherwise provided under the terms of the Compensation, if no election is received by the Company, the Participant shall be deemed to have made an election to receive his or her Compensation in undeferred cash. An election under this Section 11.2 shall be irrevocable and shall apply to the Compensation earned during the calendar year for which the election is effective.

(b) Notwithstanding any other provision to the contrary, deferred cash elections are only available pursuant to this Plan if an Eligible Director is not otherwise eligible to participate in one of the Company’s other deferred compensation plans or programs with respect to their cash Compensation.

SECTION 12
DEFERRED COMPENSATION

12.1 Deferred Cash

If a Participant elects pursuant to Section 11.2 to make a Cash Deferral, such Cash Deferral shall be recorded in a Memorandum Deferred Account as of the date the Compensation otherwise would have been paid.

12.2 Deferred Common Stock

(a) If a Participant elects pursuant to Section 11.2 to have all or a specified percentage of his or her cash Compensation deferred in Common Stock, then an amount shall be recorded in a Memorandum Deferred Account, in the form of shares of Common Stock, as determined in subsection (b) below, as of the date the Compensation otherwise would have been paid. The Common Stock Deferral credited to the Participant’s Memorandum Deferred Account in such case shall be equal to the amount actually deferred plus a premium (the “Conversion Premium”). The Conversion Premium shall be a percentage of the Compensation actually deferred as determined by the Committee.

(b) The number of shares of Common Stock credited to a Participant’s Memorandum Deferred Account shall equal the Common Stock Deferral divided by the Fair Market Value of the Common Stock on the applicable Payment Date.

(c) Subject to Section 16.1, each Participant who elects deferred Common Stock shall, once the shares of Common Stock have been credited to his or her Memorandum Deferred Account, receive dividend equivalents and other distributions on such shares, subject to applicable laws. The Board or Committee may determine that dividend equivalents and other distributions shall be paid in cash on a current basis or reinvested promptly in additional shares of Common Stock and such additional shares shall be credited to the Memorandum Deferred Account.

(d) The deferred Common Stock balance in the Memorandum Deferred Account shall be payable to the Participant in Common Stock.

12.3 Memorandum Deferred Account

The Company shall establish a ledger account (the “Memorandum Deferred Account”) for each Participant for the purpose of recording the Company’s obligation to pay the Compensation as provided in Sections 15.1 and 15.2.

(a) The Committee shall determine the rate of interest or earnings/losses credited to the Memorandum Deferred Account periodically and in so doing may take into account such factors it deems appropriate.

(b) The Company shall promptly credit each Participant’s Memorandum Deferred Account with the number of shares of Common Stock calculated in accordance with Section 12.2(b) and (c).

SECTION 13
CESSATION OF SERVICE

The Award Agreement applicable to each Award shall set forth the effect of a Participant’s cessation of service as a member of the Board. However, unless explicitly set forth otherwise in an Award Agreement to the contrary, all of a Participant’s unvested and/or unexercisable Awards shall automatically be forfeited when a Participant’s ceases to serve as a director of the Board; provided that such Participant shall be permitted to exercise the vested portion of any Stock Options for at least three months following such cessation date. Upon a Participant’s cessation of service as a member of the Board, Compensation attributed to the Plan Quarter during which cessation occurred shall be earned by the Participant in an amount equal to the meeting fees earned and a pro rata amount for the quarterly retainer and shall be paid or deferred pursuant to a valid election for the year during which such cessation has occurred. The Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Awards. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock, Restricted Stock Units or Other-Stock Based Awards, as applicable, promptly after the applicable restrictions have lapsed or otherwise been satisfied.

SECTION 14
EFFECT OF A CHANGE OF CONTROL

In the event of a Change of Control:

(a) all Stock Options and Stock Appreciation Rights then held by the Participant shall become fully vested and/or exercisable;

(b) the Restriction Periods applicable to all shares of Restricted Stock and all Restricted Stock Units then held by the Participant shall immediately lapse; and

(c) all Stock-Based Awards, Cash Deferrals and Common Stock Deferrals under this Plan (irrespective of payment elections at the time of such deferrals) shall be paid to a Participant (or his or her Beneficiary in the case of his or her death) within thirty (30) days after the date of the Change of Control, or at such later time as may be required to enable the Eligible Director to avoid liability under Section 16(b) of the Exchange Act.

Notwithstanding Sections 14(b) and (c) above, no such Awards shall be paid to a Participant who continues to serve as a member of the Board of the Company or upon the board of directors of the Company’s successor, until such time said Awards would otherwise be paid.

SECTION 15
PAYMENT OF DEFERRED COMPENSATION

15.1 Payment of Deferred Cash

When a Participant ceases to be a member of the Board, the Company shall pay to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) an amount equal to the deferred cash balance of his or her Memorandum Deferred Account, plus interest (at a rate determined pursuant to Section 12.3) on the outstanding deferred cash account balance to the date of distribution, as follows:

(a) a lump sum cash payment (payable within 30 days),

(b) a lump sum cash payment made at a date certain in the future as determined at the time the deferral election is made pursuant to Section 11.2, or

(c) in periodic installments over a period of years as determined at the time the deferral election is made under Section 11.2.

Payment of deferred cash shall be made or, in the case of installments over a period of years, shall begin to be made, in the month following the date on which a Participant ceases to be a member of the Board.

15.2 Payment of Deferred Common Stock

When a Participant ceases to be a member of the Board, the Company shall distribute Common Stock to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) in an amount equal to the number of whole shares of Common Stock in a Participant’s Memorandum Deferred Account, as follows:

(a) a lump sum distribution (payable within 30 days),

(b) a lump sum cash payment made at a date certain in the future as determined at the time the deferral election is made pursuant to Section 11.2, or

(c) in annual installments over a period of years as determined at the time the deferral election is made under Section 11.2.

Any fractional shares of Common Stock held in the Participant’s account shall be paid to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) in a lump sum cash payment based on the Common Stock’s Fair Market Value on the day preceding the date of such payment.

Payment of deferred Common Stock shall be made or, in the case of installments over a period of years, shall begin to be made, in the month following the date on which a Participant ceases to be a member of the Board, or such later date as may be necessary to comply with Section 16(b) of the Exchange Act.

15.3 Acceleration of Payment of Deferred Cash and Deferred Common Stock

(a) In the event of a Participant’s death or Permanent Disability, notwithstanding the Participant’s elections made with respect to form of distribution under Section 15.1 and 15.2, the balance of the Participant’s Memorandum Deferred Account shall be distributed in full as soon as practicable (but in no event later than thirty (30) days) following the Participant’s death or Permanent Disability.

(b) Subject to Section 409A, in case of an unforeseeable emergency, a Participant may request a distribution from the Participant’s Memorandum Deferred Account earlier than the date to which it was deferred.

For purposes of this Section 15.3(b), an “unforeseeable emergency” shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, amounts distributed with respect to an unforeseeable emergency may not exceed amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

The Committee shall consider any requests for payment on the basis of an unforeseeable emergency under this Section 15.3(b) on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in Section 457 of the Code and the regulations thereunder.

SECTION 16
GENERAL PROVISIONS

16.1 Issuance of Common Stock

The Company shall not be required to issue any certificate for shares of Common Stock under the Plan prior to:

(a) obtaining any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable;

(b) listing of such shares on any stock exchange on which the Common Stock may then be listed; and

(c) completing any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

All certificates, or book-entry accounts, for shares of Common Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates, or notations on such book-entry accounts, to make appropriate reference to such restrictions. The foregoing provisions of this paragraph shall not be effective if and to the extent that the shares of Common Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, or if and so long as the Committee determines that application of such provisions are no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company. Without limiting the foregoing, the Committee may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any shares issued under this Plan, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

16.2 Unfunded Obligation

Any amounts (deferred or otherwise) to be paid to Participants pursuant to the Plan are unfunded obligations. The Company is not required to segregate any monies from its general funds, to create any trusts or to make any special deposits with respect to this obligation. Beneficial ownership of any investments, including trust investments which the Company may make to fulfill this obligation, shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or a fiduciary relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s Beneficiary or the Participant’s creditors in any assets of the Company whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

16.3 Beneficiary

The designation of a Beneficiary shall be on a form provided by the Company, executed by the Participant (with the consent of the Participant’s spouse, if required by the Company for reasons of community property or otherwise), and delivered to a designated representative of the Company. A Participant may change his or her Beneficiary designation at any time. A designation by a Participant under a predecessor plan shall remain in effect under this Plan unless it is revoked or changed under this Plan. If no Beneficiary is designated, if the designation is ineffective, or in the event the Beneficiary dies before the balance of the Memorandum Deferred Account is paid, the balance shall be paid to the Participant’s spouse, or if there is no surviving spouse, to his or her lineal descendants, pro rata, or if there is no surviving spouse or lineal descendants, to the Participant’s legal representatives, the Participant’s estate or the person or persons to whom the deceased’s rights under the Plan shall have passed by will or the laws of descent and distribution (unless the Committee for a given year has designated investment in an annuity, in which case the payment options selected by the Participant with respect thereto shall govern).

16.4 Permanent Disability

A Participant shall be deemed to have become “Permanently Disabled” if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company.

16.5 Incapacity of Participant or Beneficiary

If the Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative), at the discretion of the Committee, may be paid to the spouse, child, parent, brother or sister of such Participant or Beneficiary or to any person whom the Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

16.6 Nonassignment

Unless otherwise provided in the Plan, the right of a Participant or Beneficiary to the payment of any Award granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution unless the Participant has received the Company’s prior written consent. Except as otherwise provided for under the Plan, if any Participant attempts to transfer, assign, pledge, hypothecate or otherwise dispose of any Award under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan or such Award, or suffers the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, all affected Awards held by such Participant shall be immediately forfeited.

16.7 Termination and Amendment

Except as otherwise determined by the Board, the Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to above; provided, however, that to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required. Subject to Section 409A, the Board may at any time suspend the operation of or terminate the Plan. No amendment, suspension or termination may impair the right of a Participant or the Participant’s designated Beneficiary to receive benefits accrued prior to the effective date of such amendment, suspension or termination.

16.8 Applicable Law

The Plan shall be construed and governed in accordance with the laws of the State of Texas.

16.9 Effective Date and Term of the Plan

The Plan was adopted by the Board on February 12, 2008, and is subject to approval by the Company’s stockholders. If approved by the stockholders, this Plan will replace the 1998 Director Stock Plan (as amended) and no further awards will be made under that plan. This Plan shall become effective on the Effective Date, and shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 16.7, until the date immediately preceding the tenth (10th) anniversary of the Effective Date of the Plan. No Awards shall be granted under this Plan after such date.

16.10 Compliance With Section 16(b) of the Exchange Act

The Company’s intention is that, so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, with respect to awards of Common Stock, the Plan shall comply in all respects with any exemption pursuant to Section 16(b) promulgated under Section 16 of the Exchange Act. If any Plan provision is later found not to be in compliance with such exemptions available pursuant to Section 16(b) of the Exchange Act, that provision shall be deemed modified as necessary to meet the requirements of Section 16(b).

16.11 Section 409A

The Plan is intended to be administered, operated and construed in compliance with Section 409A and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Board and the Committee may amend the Plan in any manner, or take any other action, that either of them determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan. With respect to any Award granted under the Plan that is subject to Section 409A, “cessation of service” or “ceasing to be a member of the Board” shall mean the Eligible Director’s “separation from service”, as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A, including the default presumptions thereunder.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed effective as of May 20, 2008.

ANADARKO PETROLEUM CORPORATION

/s/ James T. Hackett
James T. Hackett
Chairman, President and Chief Executive Officer

EXHIBIT 10(xli)

FIRST AMENDMENT TO
ANADARKO PETROLEUM CORPORATION
2008 DIRECTOR COMPENSATION PLAN

WHEREAS, Anadarko Petroleum Corporation (the “Company”) has heretofore established and currently maintains the Anadarko Petroleum Corporation 2008 Director Compensation Plan (the “Plan”) for the benefit of non-employee members of the Company’s Board of Directors (the “Board”); and
WHEREAS, pursuant to Section 16.7 of the Plan, the Plan may be amended at any time, and from time to time, by the Compensation and Benefits Committee of the Board (the “Committee”); and
WHEREAS, the Committee desires to amend the Plan on behalf of the Company to impose certain limitations on the compensation that the Company may pay to the non-employee members of the Board;

NOW, THEREFORE, effective as of February 8, 2016, the Plan is hereby amended as follows:
1. The Plan is hereby amended by adding the following new Section 16.12 to the end of Section 16 of the Plan:
“16.12 Compensation and Award Limitations
Notwithstanding any provisions to the contrary in the Plan, in any other incentive compensation plan of the Company or any of its subsidiaries (including, without limitation, the Company’s 2012 Omnibus Incentive Compensation Plan or any successor plan thereto), or any other compensatory policy or program of the Company applicable to the Eligible Directors (collectively, the “Director Programs”), the sum of “A” and “B” for any individual Eligible Director for any single calendar year beginning on or after January 1, 2016 shall not exceed $750,000, where:

“A”
equals the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted under the Director Programs (other than with respect to compensation described in “B” below) to such Eligible Director during such calendar year; and

“B”
equals the aggregate cash value of such Eligible Director’s retainer, meeting attendance fees, committee assignment fees, lead director retainer, committee chair and member retainers and other Board fees related to service on the Board or committee(s) of the Board that are initially denominated as a cash amount or any other property other than Common Stock (whether paid currently or on a deferred basis or in cash or other property (including Common Stock)) for such calendar year;

provided, however, that the limitation described in this sentence shall be determined without regard to grants of awards under the Director Programs and compensation, if any, paid to an Eligible Director during any period in which such individual was an employee, consultant or independent contractor providing services to the Company or any of its subsidiaries (other than in the capacity of an Eligible Director).”
2. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed on this 8th day of February 2016.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Julia A. Struble
Julia A. Struble
Vice President, Human Resources